EXHIBIT 11


               Statement of Computation of Per Share Earnings

(Amounts in Thousands except per share data)         1997          1996          1995
--------------------------------------------------------------------------------------

BASIC
Weighted average basic shares                        8,857         8,625         8,385
                                                   ===================================

Income from Continuing Operations                  $12,076       $ 9,481       $11,913
Preferred dividends                                    (54)          (55)          (56)
                                                   -----------------------------------
Earnings from continuing operations applicable
 to common shares                                   12,022         9,426        11,857
Loss from Discontinued Operations                   (2,737)       (3,230)         (610)
                                                   -----------------------------------
Net Income applicable to common shares             $ 9,285       $ 6,196       $11,247
                                                   ===================================

Basic earnings per common share
 from continuing operations                        $  1.36       $  1.09       $  1.41
                                                   ===================================
Loss per common share
 from discontinued operations                      $ (0.31)      $ (0.37)      $ (0.07)
                                                   ===================================
Total basic earnings per common share              $  1.05       $  0.72       $  1.34
                                                   ===================================

DILUTED
Weighted average number of shares outstanding        8,857         8,625         8,385
Net effect of dilutive common stock equivalents          2             3             3
                                                   -----------------------------------
Weighted average diluted shares                      8,859         8,628         8,388
                                                   ===================================

Earnings from continuing operations applicable
 to common shares                                  $12,022       $ 9,426       $11,857
Loss from Discontinued Operations                   (2,737)       (3,230)         (610)
                                                   -----------------------------------
Net Income applicable to common shares             $ 9,285       $ 6,196       $11,247
                                                   ===================================

Diluted earnings per common share
 from continuing operations                        $  1.36       $  1.09       $  1.41
                                                   ===================================
Loss per common share
 from discontinued operations                      $ (0.31)      $ (0.37)      $ (0.07)
                                                   ===================================
Total diluted earnings per common share            $  1.05       $  0.72       $  1.34
                                                   ===================================
